EXHIBIT 99.1
TIFFANY & CO.
NEWS RELEASE

Fifth Avenue & 57th Street	Contact:
New York, N.Y. 10022	Mark L. Aaron
212-230-5301
mark.aaron@tiffany.com

TIFFANY REPORTS FIRST QUARTER RESULTS;
MANAGEMENT MAINTAINS FULL YEAR EARNINGS OUTLOOK

New York, N.Y., May 27, 2015 - Tiffany & Co. (NYSE: TIF) today reported its results for the three month period (“first quarter”) ended April 30, 2015. Net sales and earnings declines, albeit smaller than anticipated, reflected the negative effects from the strong U.S. dollar and a difficult year-over-year sales comparison in Japan. Management maintained its earnings guidance for the year ending January 31, 2016, as specified in the Company’s news release on March 20th.

In the first quarter:

•
Worldwide net sales of $962 million were 5% below the prior year. However, on a constant-exchange-rate basis excluding the effect of translating foreign-currency-denominated sales into U.S. dollars (see “Non-GAAP Measures” schedule), worldwide net sales rose 1% due to growth in all regions except Japan and driven by increased sales of fashion gold jewelry and statement jewelry; worldwide comparable store sales on that basis were 1% below last year.

•
Net earnings declined 17% to $105 million, or $0.81 per diluted share, compared with $126 million, or $0.97 per diluted share, a year ago, due to the lower sales as well as higher SG&A (selling, general and administrative) expenses primarily related to marketing spending.

Frederic Cumenal, chief executive officer, said, “We started the year facing well-known challenges from both global economic uncertainties and the effect of a strong U.S. dollar on the translation of foreign-denominated sales into dollars and on foreign tourist spending in the U.S., as well as a difficult sales comparison in Japan. Despite those factors, our first quarter results for net sales, as well as for gross margin and net earnings, were somewhat better than we anticipated.

First quarter highlights also included the continuing success of the stylish TIFFANY T jewelry collection, as well as the launch of our extraordinary CT60™ watch collection.”

Net sales highlights by region were as follows:

•
In the Americas, on a constant-exchange-rate basis total sales rose 3% and comparable store sales were 1% above the prior year. This reflected higher sales to U.S. customers offset by lower foreign tourist spending in the U.S. which management attributes to the strong U.S. dollar, as well as healthy sales growth in Canada and Latin America. As reported in U.S. dollars, total sales rose 1% to $444 million.

•
In the Asia-Pacific region, sales on a constant-exchange-rate basis increased 4% in total and 2% on a comparable store basis. There was noteworthy sales growth in China, Australia and Singapore, but meaningful sales declines in Hong Kong and Macau. As reported in U.S. dollars, total sales declined 1% to $259 million.

•
In Japan, on a constant-exchange-rate basis total sales declined 18% and comparable store sales declined 24%. However, the declines reflected difficult comparisons to strong growth in last year’s first quarter when comparable store sales had surged 30% due to consumer demand prior to an increase in Japan’s consumption tax on April 1, 2014. As reported in U.S. dollars, total sales in Japan declined 30% to $122 million.

•
In Europe, on a constant-exchange-rate basis total sales increased 21% and comparable store sales increased 17% due to growth across continental Europe reflecting robust spending by foreign tourists as well as higher sales to local customers. As reported in U.S. dollars, total sales in Europe increased 2% to $103 million.

•
Other sales on a constant-exchange-rate basis rose 1% and comparable store sales on that same basis were unchanged from the prior year. As reported in U.S. dollars, Other sales declined 6% to $35 million.

•
Tiffany opened three Company-operated stores in the first quarter: two in China in Shanghai and Hangzhou and one in the U.S. in Miami. At April 30, 2015, the Company operated 298 stores (123 in the Americas, 75 in Asia-Pacific, 56 in Japan, 38 in Europe, and included in Other sales are five in the United Arab Emirates and one in Russia), versus 292 stores a year ago (121 in the Americas, 72 in Asia-Pacific, 55 in Japan, 38 in Europe, and five in the U.A.E. and one in Russia).

Other financial highlights:

•
Gross margin (gross profit as a percentage of net sales) increased to 59.1% from 58.2% in last year’s first quarter. The change reflected benefits from favorable product input costs and price increases, as well as the absence of a one-time charge in the first quarter of 2014 for the closing of a diamond polishing facility. These benefits were somewhat mitigated by a negative effect from geographical sales mix.

•
SG&A expenses increased 5%, largely due to higher marketing expenses as well as incremental expenses related to the Company’s U.S. pension and postretirement plans. The rate of overall SG&A expense growth was halved by the translation effect of the strong U.S. dollar.

•
Interest and other expenses, net declined to $9 million from $16 million in last year’s first quarter. The decline was partly due to lower interest expense resulting from the redemption of long-term debt in October 2014 by using proceeds from the issuance of lower-rate long-term debt. To a lesser extent, interest and other expenses, net declined due to changes in foreign currency transaction gains/losses.

•	The effective tax rate was 34.7%, compared with 35.1% in last year’s first quarter.

•
Cash and cash equivalents and short-term investments were $715 million at April 30, 2015, compared with $381 million a year ago. Total short-term and long-term debt as a percentage of stockholders’ equity was 37% and 35% at April 30, 2015 and 2014, respectively.

•
Net inventories of approximately $2.4 billion at April 30, 2015 were 2% lower than the prior year, but increased 2% excluding the translation effect of the strong U.S. dollar in support of new stores and product introductions.

•	Capital expenditures were $37 million, versus $35 million in last year’s first quarter.

•	The Company spent $33 million in the first quarter to repurchase approximately 380,000 shares of its common stock at an average cost of $87.16 per share. At April 30th,

approximately $240 million remained authorized for repurchases under a $300 million, three-year program that expires in March 2017.

Mr. Cumenal added, “Our plans this year include expanding existing jewelry collections with new designs and opening stores in a number of important markets, all intended to further enhance Tiffany’s position as a leading global luxury brand. Despite these plans and the better-than-expected first quarter results, our forecast for minimal earnings growth for the full year continues to reflect caution regarding our expectations for fiscal 2015 in light of the strong dollar and other global economic uncertainties. However, we believe we can return to a healthier rate of double-digit EPS growth over the long-term.”

Outlook for 2015:
For the fiscal year ending January 31, 2016, management continues to forecast minimal growth in net earnings per diluted share from the $4.20 (excluding charges) earned in fiscal 2014. This forecast anticipates net earnings in the second quarter declining at a more moderate rate than in the first quarter, followed by expected double-digit percentage net earnings growth in the second half of the year. This forecast reflects no material changes from the previously-disclosed (on March 20, 2015) assumptions for sales growth, store openings, earnings from operations, interest and other expenses, net, the effective tax rate, net inventories, capital expenditures and free cash flow, all of which are approximate and may or may not prove valid.

Today’s Conference Call:
The Company will conduct a conference call today at 8:30 a.m. (Eastern Time) to review actual results and the outlook. Please click on http://investor.tiffany.com (“Events and Presentations”).

Tiffany is the internationally-renowned jeweler founded in New York in 1837. Through its subsidiaries, Tiffany & Co. manufactures products and operates TIFFANY & CO. retail stores worldwide, and also engages in direct selling through Internet, catalog and business gift operations. For additional information, please visit www.tiffany.com or call our shareholder information line at 800-TIF-0110.

Next Scheduled Announcement:
The Company expects to report its second quarter results on August 27, 2015. To be notified of future announcements, please register at http://investor.tiffany.com (“E-Mail Alerts”).

Forward-Looking Statements:
The statements in this document that refer to plans and expectations for the current fiscal year and future periods are forward-looking statements that involve a number of risks and uncertainties. Words such as 'expects,' 'anticipates,' 'forecasts,' 'plans,' 'believes,' 'continues,' 'may,' 'will,' and variations of such words and similar expressions are intended to identify such forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements we make regarding the Company's objectives, expectations and beliefs with respect to store openings and closings, product introductions, sales, sales growth, retail prices, gross margin, expenses, operating margin, effective income tax rate, net earnings and net earnings per share, inventories, capital expenditures, cash flow, liquidity, currency translation and growth opportunities. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond the Company's control, which could cause the Company's actual results to differ materially from those indicated in these forward-looking statements. Such factors include, but are not limited to, risks from global economic conditions, decreases in consumer confidence, the Company's significant operations outside of the United States, regional instability and conflict that could disrupt tourist travel and local consumer spending, weakening foreign currencies, changes in the Company's product or geographic sales mix and changes in costs or reduced supply availability of diamonds and precious metals. Please also see the Company's risk factors, as they may be amended from time to time, set forth in the Company's filings with the Securities and Exchange Commission, including the Company’s most recently filed Annual Report on Form 10-K for a discussion of these and other factors that could cause actual results to differ materially. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances, except as required by applicable law or regulation.
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TIFFANY & CO. AND SUBSIDIARIES
(Unaudited)
NON-GAAP MEASURES

The Company reports information in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). The Company's management does not, nor does it suggest that investors should, consider non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. The Company presents such non-GAAP financial measures in reporting its financial results to provide investors with an additional tool to evaluate the Company's operating results.

Net Sales

The Company's reported net sales reflect either a translation-related benefit from strengthening foreign currencies or a detriment from a strengthening U.S. dollar. Internally, management monitors and measures its sales performance on a non-GAAP basis that eliminates the positive or negative effects that result from translating sales made outside the U.S. into U.S. dollars (“constant-exchange-rate basis”). Management believes this constant-exchange-rate basis provides a more representative assessment of sales performance and provides better comparability between reporting periods. The following table reconciles the sales percentage increases (decreases) from the GAAP to the non-GAAP basis versus the previous year:

	First Quarter 2015 vs. 2014
	GAAP Reported	Translation Effect	Constant- Exchange- Rate Basis
Net Sales:
Worldwide	(5)%	(6)%	1%
Americas	1%	(2)%	3%
Asia-Pacific	(1)%	(5)%	4%
Japan	(30)%	(12)%	(18)%
Europe	2%	(19)%	21%
Other	(6)%	(7)%	1%
Comparable Store Sales:
Worldwide	(7)%	(6)%	(1)%
Americas	(1)%	(2)%	1%
Asia-Pacific	(2)%	(4)%	2%
Japan	(35)%	(11)%	(24)%
Europe	(2)%	(19)%	17%
Other	(8)%	(8)%	—%

TIFFANY & CO. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited, in millions, except per share amounts)

	Three Months Ended April 30,
	2015	2014
Net sales	$962.4	$1,012.1

Cost of sales	393.4	422.6

Gross profit	569.0	589.5

Selling, general and administrative expenses	399.0	379.7

Earnings from operations	170.0	209.8

Interest and other expenses, net	9.3	16.3

Earnings from operations before income taxes	160.7	193.5

Provision for income taxes	55.8	67.9

Net earnings	$104.9	$125.6

Net earnings per share:

Basic	$0.81	$0.97
Diluted	$0.81	$0.97

Weighted-average number of common shares:

Basic	129.2	128.9
Diluted	129.8	129.8

TIFFANY & CO. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in millions)

	April 30, 2015	January 31, 2015	April 30, 2014
ASSETS

Current assets:
Cash and cash equivalents and short-term investments	$715.4	$731.5	$381.2
Accounts receivable, net	192.5	195.2	194.6
Inventories, net	2,363.0	2,362.1	2,418.4
Deferred income taxes	101.5	102.6	102.3
Prepaid expenses and other current assets	207.6	220.0	236.8

Total current assets	3,580.0	3,611.4	3,333.3

Property, plant and equipment, net	897.0	899.5	848.4
Other assets, net	673.0	669.7	643.8

	$5,150.0	$5,180.6	$4,825.5

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Short-term borrowings	$197.1	$234.0	$241.0
Accounts payable and accrued liabilities	271.4	318.0	306.1
Income taxes payable	44.6	39.9	26.1
Merchandise and other customer credits	72.2	66.1	67.5

Total current liabilities	585.3	658.0	640.7

Long-term debt	882.1	882.5	750.8
Pension/postretirement benefit obligations	532.2	524.2	273.7
Other long-term liabilities	201.3	200.7	219.5
Deferred gains on sale-leasebacks	62.8	64.5	80.2
Stockholders’ equity	2,886.3	2,850.7	2,860.6

	$5,150.0	$5,180.6	$4,825.5